Exhibit 10.3 to 2009 10-K

February 22, 2000

Mr. James P. Boyce

Dear Jim:

I am pleased to extend to you this formal offer of employment with Convergys Corporation in our Information Management Group (IMG). The purpose of this letter is to confirm the details of the offer we have been discussing.

1.	Position Description. We are offering you the opprortunity to join Convergys as President – Internet Protocol Group reporting to me, President Convergys Information Management Group, and to be part of my executive leadership team. As we discussed, this positions in located in Cincinnati, Ohio. The scope of this position will include, but is not limited to, shaping Convergys’ role in the IP industry, developing and marketing appropriate products and driving the success of this new business. We expect your start date to be as soon as possible but no later than April 10, 2000.

2.	Compensation. Your salary will be $18,333 per monthly pay period (which would be $220,000 on an annualized basis.) Your annual bonus target will be $110,000 for plan year 2000. The bonus will be paid during the first quarter of the following year according to the attainment of certain corporate goals and specific goals for our internet business. This plan will be supplied in a separate document. Your compensation will be reviewed annually and your salary and bonus levels may be adjusted based on those reviews.

3.	Signing Bonus. You will receive a signing bonus of $100,000. You will be paid $50,000, less applicable taxes, with your first monthly paycheck and the other $50,000 in the first paycheck following your one-year service anniversary. If you terminate your employment at any time prior to the completion of two years of service, you will be required to pay back a prorated portion of the signing bonus.

Jim, every effort has been made to recognize your current level of performance and compensation, including a $220,000 annual base salary and bonus of $110,000 at 100% performance, and for the first two years a $50,000 per year signing bonus. I will also commit that your base pay and bonus in years three and four will not be less than the combination of base, bonus and $50,000 signing bonus. This means that your cash compensation will not be less than $380,000 in years beyond one and two

4.	Stock Options. You will be granted, subject to the approval of the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation, stock options to purchase 20,000 Convergys Corporation common shares in conjunction with the acceptance of this position. You will be eligible to receive other annual grants of stock option for Convergys Corporation common shares beginning January 1, 2001, expressly subject to the approval of the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation. This plan includes a three-year vesting, 25%, 25%, and 50% respectively.

5.

Restricted Stock. Subject to the approval of the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation, you will receive a one-time grant of 20,000 shares of restricted Convergys Corporation common stock in conjunction with your acceptance of this position, with restrictions lapsing upon completion of four years of employment. In the event of involuntary termination without cause, you will receive a pro-rated amount of the 20,000 shares of restricted Convergys Corporation common shares with restrictions lapsing upon termination of employment.

6.	Benefits. You will be eligible to participate in the benefit plans commensurate with your position according to the details of those plans. Attached is a list of additional benefits to which you will be entitles. Further information regarding the benefit plans will be provided to you at a mutually acceptable time.

7.	Severance. In the event of involuntary termination without cause, you will receive an amount equal to one-year salary plus the current bonus target. In addition, you will be reimbursed for medical benefit premiums for a maximum of one year from your termination date. For purposes of this agreement, Convergys Corporation shall have “Cause” to terminate you only if Convergys management determines and notifies you in writing that you have committed fraud, misappropriation, embezzlement, a violation of the Convergys’ Code of Business Conduct, willful injuries to Convergys’ employees, property, business or reputation, or willful negligence in performance of duties.

8.	Arbitration. You agree to submit any disputes to a third-party arbitrator. Convergys agrees to submit any disputes to a third-party arbitrator, except that it may seek injunctive and equitable relief to secure enforcement of its rights under the Non-Disclosure and Non-Competition Agreement.

This offer is contingent upon successful completion of an employment physical/drug screening. As a condition of your employment, you will also be required to sign a Non-Disclosure and Non-Competition Agreement (Attachment A).

If the above items are acceptable to you and you choose to accept our offer of employment, please sign below as indicated by February 24, 2000. By your acceptance, you acknowledge that your employment is “at will” and does not obligate Convergys to employ you for a guaranteed period of time.

Jim on a personal note, I believe this opportunity, at this point in time with Convergys is absolutely right. I have enjoyed our discussions to date, and am excited about working with you. Should you have any questions, please call.

Sincerely,

/s/ Robert Marino
Robert Marino	Acceptance	By:	/s/ James P. Boyce
President			Date: February 24, 2000